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Mesa Energy Holdings, Inc. Provides Java Field Project Update

Press Release Source: Mesa Energy Holdings, Inc. On Wednesday April 28, 2010, 8:30 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, provides an update on its activities in its Java Field prospect located in Wyoming County, New York.

Of the two wells that the Company selected for testing out of its nineteen existing Medina wells, the Company’s initial efforts have been focused on the Reisdorf Unit #1 in the northern portion of the Java Field. This well has been successfully plugged back to a depth of 2,400 feet, existing casing has been removed to a depth of 1,529 feet and the well bore has been open-hole logged using leading edge logging and testing technology provided by Baker Hughes. Although analysis by the service company and our technical team is ongoing, early reports confirm that the Marcellus zone is highly prospective as are a number of stacked shale zones above the Marcellus, all of which, including the Marcellus, are collectively referred to as the Hamilton Group. The Onondaga, a limestone zone below the Marcellus, also appears to be prospective and is a zone that could lend itself to horizontal drilling at a future date.

“The shales in western New York differ from those in Pennsylvania and West Virginia in that the series of stacked shales known as the Hamilton Group is not present further south in Pennsylvania and West Virginia,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “The stacked shales of the Hamilton Group above the Marcellus create an engineering challenge but also provide significant additional opportunity for development of natural gas reserves in the region.

“A number of basins around the country with these same characteristics have proven to be highly productive once the appropriate completion techniques have been perfected. I am confident that our technical team, in conjunction with strong service company participation and the application of leading edge technology, will be able to develop the best completion techniques in short order,” added Griffin.

The Company will continue to provide updates on its ongoing activities as appropriate.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6267440&lan=en_US&anchor=www.sec.gov&index=3&md5=ba74749d3b81c735b0af5d0bcccf7caf.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us